Exhibit 5.1

April 17, 2015

Bacterin International Holdings, Inc.

664 Cruiser Lane

Belgrade, Montana 59714

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Bacterin International Holdings, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the filing on this date of a Registration Statement on Form S-1 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), covering: (a) the 207,182 shares (the “Initial Purchase Shares”) of the Company’s common stock, par value $0.000001, per share (the “Common Stock”) and the 154,189 shares (the “Commitment Shares”) of the Company’s Common Stock issued pursuant to the common stock purchase agreement dated March 16, 2015 (the “Purchase Agreement”), between the Company and Aspire Capital Fund, LLC (“Aspire”); and (b) the offering of up to 1,638,629 shares (the “Remaining Shares”) of the Company’s Common Stock reserved for issuance pursuant to the amended and restated common stock purchase agreement dated April 17, 2015 (the “Amended Purchase Agreement”), between the Company and Aspire.

We have examined the following documents: (a) the Certificate of Amendment of Restated Certificate of Incorporation and the Certificate of Incorporation of the Company; (b) the Amended and Restated Bylaws of the Company; (c) the Purchase Agreement; (d) the Amended Purchase Agreement, and (e) the Registration Statement. We have also examined such corporate records and other agreements, documents and instruments, and such certificates or comparable documents of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinion hereinafter set forth.

We have assumed the legal capacity and competence of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies, and the completeness of all documents reviewed by us. In rendering the opinion set forth below, we have relied as to factual matters upon certificates, statements and representations of, and other information obtained from, the Company, its officers and representatives, public officials and other sources believed by us to be responsible.

On the basis of the foregoing, and subject to the qualifications, assumptions, and limitations set forth herein, we are of the opinion that: (a) the Initial Purchase Shares and the Commitment Shares are validly issued, fully paid and non-assessable; and (b) the Remaining Shares, when sold and issued by the Company to Aspire in accordance with the terms of the Amended Purchase Agreement, including receipt of the consideration therefor, will be validly issued, fully paid and non-assessable.

Bacterin International Holdings, Inc.

April 17, 2015

This opinion is limited to the present laws of the State of Delaware and the present federal law of the United States of America. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules and regulations or requirements of any county, municipality or subdivision or other local authority of any jurisdiction.

We hereby consent to the sole use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ BALLARD SPAHR LLP